(Exhibit 10.2)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into this 5th day of June, 2015, by and among SUN HOME SERVICES, INC., a Michigan corporation (the “Seller”) and UMH PROPERTIES, INC., a Maryland corporation, or its successors or assigns (the “Purchaser”).

Recitals:

A.           Seller owns the Inventory, the MH Leases, the MH Contracts and has residual recourse obligations under those certain 21st Mortgage MH Contracts under the Loan Transfer Agreements (each as defined below).

B.           Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, the Inventory, the MH Leases, the MH Contracts and Seller’s residual recourse obligations under the 21st Mortgage MH Contracts, on the terms and subject to the conditions set forth in this Agreement.

Covenants:

NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.           DEFINITIONS AND INTERPRETATIONS.

1.01           Interpretation.

(a)          Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

(b)          The word “including” means “including but not limited to.”  The word “or” is not exclusive.  The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

(c)          References to Articles, Sections and Exhibits mean the Articles, Sections and Exhibits of this Agreement.  The Exhibits are incorporated by reference into and shall be deemed a part of this Agreement.

1.02           Partial Invalidity.  Each provision of this Agreement shall be interpreted so as to render it valid and enforceable under applicable Law and severable from the remainder of this Agreement.  A finding that any provision is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.

1.03           Definitions of Certain Terms.  In addition to the terms defined herein, for the purposes of this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Communities” means (i) that certain manufactured housing community known as the Worthington Arms Manufactured Housing Community, located at 5277 Columbus Pike, Lewis Center, Ohio, (ii) that certain manufactured housing community known as the Catalina Manufactured Housing Community, located at 6501 Germantown Rd., Middletown, Ohio, (iii) that certain manufactured housing community known as Candlewick Court Manufactured Housing Community, located at 1800 Candlewick Dr., Owosso, Michigan, (iv) that certain manufactured housing community known as Meadows Manufactured Housing Community, located at 11 Meadows St., Nappanee, Indiana, (v) that certain manufactured housing community known as Woods Edge Manufactured Housing Community, located at 1670 E 650 N, West Lafayette, Indiana, and (vi) that certain manufactured housing community known as Holiday Village Manufactured Housing Community, located at 1350 C.R. 3, Elkhart, Indiana.

“Data Tape” which is attached hereto as Exhibit A, means a summary of each MH Contract (in spreadsheet format) relating to a Manufactured Home located at the Communities.

“Hazard Insurance Policies” means, with respect to each MH Contract, the policy of fire and extended coverage insurance, if any, required (if so required) to be maintained for the related Manufactured Home.

“Inventory” means all manufactured homes owned by the Seller or its affiliates (immediately prior to the Closings) located in the Communities. The attached Exhibit B sets forth a true, correct and complete list of the Inventory. Exhibit “B” shall be updated two (2) days prior to Closing.

 “Law” means any law, statute, rule, regulation, ordinance and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any governmental authority.

“Lien” means any mortgage, pledge, lien, charge, security interest, claim or other encumbrance, except (a) liens for current taxes and assessments not yet due and payable, (b) liens imposed by Law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers or materialmen, and (c) liens in respect of pledges or deposits under workers’ compensation laws.

“Loan Transfer Agreements” means collectively: (i) that certain Agreement for Purchase and Sale dated July 1, 2008 between 21st Mortgage Corporation (the “Lender”) and Sun Communities Operating Limited Partnership, a Michigan limited partnership (“Sun OP”) and joined in by Sun Communities, Inc., a Maryland corporation (“Sun Inc.”)  as amended through the Sixth Amendment thereof dated June 13, 2011 (the “Purchase Agreement”),  and (ii) the Manufactured Home Dealer Agreement dated July 14, 2008 between Lender, Seller and Sun Inc..

 “Manufactured Home” means a unit of manufactured housing, which meets the requirements of Section 25(e)(10) of the Code, including all accessions thereto, which secures an MH Contract.

 “MH Contract” or “MH Contracts” means the promissory note, installment loan agreement and/or installment sales contract, which evidence the loans described on the Data

Tape (together with all security interests, collateral securing such loans, and other items described in Section 2.01(b) below).

“MH Files” means, as to each MH Contract, 21st Mortgage MH Contract and MH Lease to the extent in Seller’s possession or control:

(a)    a copy of the MH Lease, the MH Contract, 21st Mortgage MH Contracts and security agreement (if separate), and all modifications thereto, executed by the Obligor evidencing its future payment obligations and/or current indebtedness in connection with the purchase of a Manufactured Home, and with respect to the 21st Mortgage MH Contracts, assigned by Seller (which may be by blanket assignment);

(b)    if applicable, the assignment of the MH Contract to Seller;

(c)    copies of all assumptions, modifications, consolidation or extension agreements, if any, signed by the Obligor;

(d)    either (i) the original title document for the related Manufactured Home or (ii) a duplicate certified by the appropriate governmental authority which issued the original thereof or the application for such title document;

(e)    evidence of a security interests in the related Manufactured Home granted by such MH Contract;

(f)    an original notarized Obligor’s power of attorney for each MH Contract, if any, signed by the Obligor;

(g)    insurance certificates or other evidence of the issuance of insurance, if any;

(h)    the original of any guarantee executed in connection with the MH Contract, if any,

(i)    the Loan Transfer Agreement; and

(j)    evidence of any other collateral security, if any.

 “MH Lease” means a lease between Seller and the occupant of the manufactured home listed therein which is part of the Inventory as listed on Exhibit C.

“Obligor” means each Person who is indebted under an MH Lease or a MH Contract.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a government or governmental agency.

“21st Mortgage MH Contract” or “21st Mortgage MH Contracts” means those MH

Contracts which have been sold to 21st Mortgage Corporation pursuant to the Loan Transfer Agreements, as set forth on Exhibit D attached hereto.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

2.           PURCHASE AND SALE OF ASSETS.

2.01           Purchase and Sale.  Effective as of the Closing Dates, Seller hereby transfers, sells and assigns to Purchaser, and Purchaser purchases and assumes from Seller, free and clear of any and all Liens, all of the Seller’s right, title and interest in, to and under:

(a)          the Inventory;

(b)          (i) the MH Leases, the MH Contracts and Seller’s residual recourse obligations under the 21st Mortgage MH Contracts, (ii) any and all rent, late charges, interest receivable, partial payments, escrowed funds (including escrowed funds relating to, without limitation, taxes and insurance premiums) and other funds or monies owing under or receivable pursuant to a MH Lease applicable to the period on or after the Closing Dates, (iii) all documents contained in the MH Files with respect to the MH Leases, MH Contracts and 21st Mortgage MH Contracts, and (iv) all proceeds from any of the foregoing

2.02           With respect to the proration of rents, late charges, interest receivable, partial payments, escrowed funds (including escrowed funds relating to, without limitation, taxes and insurance premiums) and other associated charges due under the MH Leases for the calendar month in which the Closing Dates occur (the “Closing Month”), Seller shall provide Purchaser at the applicable Closing with a credit equal to (a) the total amount of rents and other associated charges under the MH Leases that are due and can reasonably be expected to be collected for the Closing Month, multiplied by a fraction equal to the number of days remaining in the Closing Month after and including the Closing Date divided by the total number of days in the Closing Month, less (b) any rentals and other associate charges under the MH Leases for the Closing Month that have not been collected by Seller as of the Closing Date, plus (c) any other escrowed funds.  Prior to the Closings, Seller and Purchaser shall mutually determine in good faith the amount of rents and other associated charges under the MH Leases that are reasonably expected to be collected for the Closing Month.  Following the Closing Dates, Seller and Purchaser shall have no further obligations or liabilities with respect to rental revenue under the MH Leases for the Closing Month.  To the extent Purchaser collects, within ninety (90) days after each Closing, any rental or revenues with respect to MH Leases allocable to the period prior to both the applicable Closing Date and the applicable Closing Month, the Purchaser shall pay the same to Seller; provided, however, Purchaser is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Closing Dates shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the MH Leases or otherwise.  Purchaser shall have no obligation to remit to Seller any such delinquent rents under the MH Leases collected later than ninety (90) days after the applicable Closing Dates.  The MH Contracts and 21st Mortgage MH Contracts shall be sold and conveyed to Purchaser without recourse and on a servicing released basis.  As of the Closing

Dates, all rights regarding the servicing of the MH Contracts and 21st Mortgage MH Contracts shall pass to Purchaser.

2.03           Assumed Liabilities.  Purchaser is assuming and shall be liable for all debts, liabilities or obligations of Seller, Sun OP and Sun Inc. under the Loan Transfer Agreements, regardless of the type or nature of such debts, liabilities and obligations with respect to 21st Mortgage MH Contracts, with the exception of any late fees, penalties or fees resulting from any default of Seller.  Seller’s obligations under this Agreement shall be conditioned upon Lender granting Seller, Sun OP and Sun Inc. a full and complete release prior to the Closings from any and all liability (including the obligation to repurchase a Manufactured Home) under the Loan Transfer Agreements with respect to the 21st Mortgage MH Contracts and related Manufactured Homes (the “Lender Release”).  The form and content of the Lender Release must be acceptable to Seller in its sole and absolute discretion.  Purchaser agrees to promptly seek and diligently pursue obtaining the Lender Release as soon as possible after the execution of this Agreement, which efforts shall include such assumptions of liability, indemnities, collateral and credit enhancement by Purchaser and its affiliates as the Lender may reasonably require as a condition to granting the Lender Release.

3.           PURCHASE PRICE.

3.01           Purchase Price.  The purchase price payable by the Purchaser to Seller as consideration for the Inventory and the MH Contracts shall be as set forth in Section 2.2 of the  Purchase Agreement (as defined below), which shall be adjusted as of the Closing Dates based upon: (i) an updated schedule of Inventory delivered by Seller to Purchaser at the applicable Closing, reflecting an increase in purchase price equal to the Seller’s cost for any new Inventory acquired by Seller prior to the applicable Closing Date, and/or a decrease in purchase price equal to the amount allocated on Exhibit B attached hereto to any Inventory that may be sold by Seller prior to the applicable Closing Date, (ii) one hundred percent (100%) of the outstanding principal balance as of the applicable Closing Date of the MH Contracts listed on the Data Tape attached hereto as Exhibit A, and (iii) an increase in purchase price as mutually agreed upon by Purchaser and Seller with respect to any new MH Contracts entered into by Seller prior to the applicable Closing (collectively, the “Purchase Price”).

3.02           Payment.  For and in consideration of the Inventory and the MH Contracts, Purchaser shall deliver the Purchase Price to Seller by wire transfer of immediately available funds at the Closings.  Purchaser shall be responsible for payment at the Closings of all taxes and fees associated with reflecting Purchaser’s security interest on each Manufactured Home certificate of title, and Purchaser shall be responsible for payment of all recording or transfer fees associated with the transfer of title to any such Manufactured Homes and all sales tax due in connection with the transfer of the Inventory and the MH Contracts to Purchaser.

3.03           Allocation.  Pursuant to Section 2.2 of the Purchase Agreement (as defined below), Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Land, Improvements, Personal Property, Inventory and MH Contracts on a per Community basis and the membership interests in the companies being sold by Seller hereunder, if applicable, in accordance with Code §1060 and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Purchaser.  Seller shall deliver such allocation to Purchaser during the Investigation Period (as defined in the Purchase Agreement) and Seller and Purchaser shall agree upon such allocation during the Investigation Period; provided, however, that such allocation will be adjusted at Closing in connection with Section 3.01 above.  Seller, Purchaser and their affiliates shall report, act, and file tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Where applicable, Purchaser shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Seller may reasonably request in preparing such allocation.  Neither Seller nor Purchaser shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

4.           CLOSING MATTERS.

4.01           Closing and Closing Date.  The Closing of the purchase and sale of the Inventory, the MH Contracts and assumption of the MH Leases and Seller’s residual recourse obligations under the 21st Mortgage MH Contracts (the “Closings”) shall be held on the respective Closing Dates for each Community pursuant to that certain Purchase Agreement (the “Purchase Agreement”) between Purchaser, Sun Secured Financing LLC, Sun Pool 12 LLC, Sun Candlewick LLC, Sun Pool 1 LLC and Sun Woods Edge LLC, executed on even date herewith (the “Closing Dates”).  In the event that Purchaser does not close under the Purchase Agreement for any reason, then, Seller shall have the right, at any time upon written notice to Purchaser, to terminate this Agreement and upon sending such written notice, this Agreement shall be deemed null and void and of no further force and effect. Purchaser shall have the absolute right to terminate this Agreement for any reason or no reason at all at any time during the Inspection Period as defined and set forth in the Agreement of Sale.

4.02           Actions and Deliveries at Closings.

4.03           Condition Precedent to Closing.  This Agreement is contingent upon the simultaneous closing of the Agreement of Sale dated ____________2015, for the sale and transfer of manufactured home communities.

4.04           At the Closings, the parties shall take the following actions and make the following deliveries:

(a)          The Purchaser shall deliver the Purchase Price with respect to the Inventory and MH Contracts for such Communities to Seller in immediately available funds.

(b)          Seller shall (i) deliver the Inventory to the Purchaser, and (ii) execute and deliver to Purchaser a Bill of Sale relating to the Inventory on a form reasonably acceptable to Purchaser and Seller.

(c)          Seller shall deliver to the Purchaser certificates of title or manufacturer's statements of origin for each manufactured home that is part of the Inventory, as well as a Limited Power of Attorney for each manufactured home in the format set forth in Exhibit E.

(d)          Seller shall deliver to the Purchaser the original executed copy of each MH Contract and the existing MH Contract File with respect to each MH Contract.

(e)          Seller and Purchaser shall execute and deliver the Assignment and Assumption Agreement with respect to the MH Contracts in a form reasonably acceptable to Seller and Purchaser.

(f)          Seller and Purchaser shall execute and deliver the Assignment and Assumption Agreement with respect to the MH Leases and Seller’s residual recourse obligations under the 21st Mortgage MH Contracts in a form reasonably acceptable to Seller, Lender and Purchaser.

(g)          Seller and Purchaser shall jointly execute a letter to be delivered to each Obligor stating that the Obligor’s MH Lease has been sold and that future payments should be made as instructed by Purchaser.

(h)          Seller and Purchaser shall jointly execute a letter to be delivered to each Obligor stating that the Obligor’s loan has been sold and that future payments should be made as instructed by Purchaser.

(i)          Any servicing agreements relating to the MH Contracts and 21st Mortgage MH Contracts that are in effect prior to the Closing shall be terminated and the servicing of the MH Contracts and 21st Mortgage MH Contracts shall be transferred to a servicer of Purchaser’s choosing on terms acceptable to Purchaser

(j)          The parties shall execute and deliver any and all other documents and instruments contemplated by this Agreement to be delivered at the Closing.

All documents described in this Section 4.02 and executed and delivered at the Closing shall be collectively referred to as the “Ancillary Agreements.”

5.           REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Purchaser as of the date hereof:

5.01           Authority, Enforceability and Capacity.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and the Ancillary Agreements constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).  Seller has the requisite legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and such Ancillary Agreements and to perform its or his obligations under this Agreement and such Ancillary Agreements. This Agreement and all of the Ancillary Agreements to which Seller is or will become a party, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly authorized and approved by all necessary and proper limited liability company action on the part of Seller and its members and managers, and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or the performance of Seller’s obligations under this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
5.02           Organization and Good Standing.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to carry on its business as currently being conducted.

5.03           Brokers.  Seller has not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction.

5.04           Limitations.  Seller does not represent or warrant that any MH Contract, 21st Mortgage MH Contract or MH Lease will be in force and effect on the Closing Date or that Obligors and others liable thereunder will perform their obligations, and Seller does not represent or warrant the condition of any of the Inventory, it being acknowledged and agreed that Purchaser is acquiring such Inventory in its AS IS, WHERE IS condition.  Purchaser acknowledges and agrees that (i) the Inventory and the MH Contracts, Seller’s residual recourse obligations under the 21st Mortgage MH Contracts and MH Leases are being sold and assumed and Purchaser shall accept them in their AS IS, WHERE IS condition with all faults and condition and with no right of setoff or reduction in the Purchase Price; and (ii) except for the representations and warranties set forth in this Section 5, the Seller has not and shall not be deemed to have made any verbal or written representations, warranties, promises or guaranties (whether expressed or implied, statutory or otherwise) to Purchaser.  Purchaser specifically acknowledges that except for the representations and warranties set forth in this Section 5, Purchaser is not relying on (and Seller does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, expressed, implied, statutory or otherwise, from Seller as to any matter whatsoever.  Except as expressly provided in this Section 5, Purchaser and Purchaser’s successors and assigns, release Seller from, and waives all claims and liabilities against Seller for or attributable to, the following: (1) any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller to Purchaser or any of Purchaser’s representatives; and (2) any and all losses, costs, claims, liabilities, expenses, demands or allegations of any kind or nature whatsoever attributable to the Inventory, the MH Leases, the 21st Mortgage MH Contracts or the MH Contracts, whether arising or accruing before, on or after the Closing Date, and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the Inventory, the MH Leases, the 21st Mortgage MH Contracts and the MH Contracts.

5.05           Seller warrants that it is not a party to any notes or installment agreements, including but not limited to rent to own or lease purchase agreements, or lease with option to purchase agreements for homes in which the Seller does not have an original Certificate of Title in its name.  During the Investigation Period, Seller shall separately identify and provide to Purchaser a list all homes that do not have original Certificates of Title in the Seller’s name.

Seller agrees to grant to Purchaser the absolute right to approve or disapprove, for any reason or for no reason at all, in advance, any agreements, leases or arrangements of any type proposed by Seller whereby any third party, tenant or resident would occupy or be granted possession of any home that does not have an original Certificate of Title in the Seller’s name or any home that is unoccupied as of the date of this agreement or thereafter until Closing.  Seller shall notify Purchaser in writing of any such proposed agreements, leases or arrangements.  Purchaser shall communicate, in writing, its decision to approve or disapprove any proposed agreement, lease or arrangement to Seller within five (5) days of receiving a full and complete copy of same from Seller.  Purchaser’s failure to communicate its decision, in writing, within said five (5) day period shall be considered a deemed approval.

6.           REPRESENTATIONS OF PURCHASER.

Purchaser hereby represents and warrants to Seller as of the date hereof the following with the understanding that each of the representations and warranties are material and have been relied on by the Seller in connection herewith:

6.01           Authority, Enforceability and Capacity.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and the Ancillary Agreements constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.  Purchaser has the requisite legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated by this Agreement and such Ancillary Agreements and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement and all of the Ancillary Agreements to which Purchaser is or will become a party, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly authorized and approved by all necessary and proper corporate action on the part of Purchaser and its board of directors, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the Ancillary Agreements or the performance of Purchaser’s obligations under this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

6.02           Organization and Good Standing.  Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to carry on its business as currently being conducted.

6.03           No Conflict.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement, and the performance of its obligations under them, do not and will not:  (a) contravene any provision of the articles of incorporation, bylaws or other organizational or governing document of Purchaser; (b) violate or conflict with any Law, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against Purchaser; or (d) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other Person.

6.04           Brokers.  Purchaser has not dealt with any brokers or finders or created or incurred any obligation for a commission, finder’s fee or similar remuneration in connection with this transaction.

7.           MISCELLANEOUS.

7.01           Further Assurances.  Each party hereby agrees that it will, from time to time after the Closing Dates when so reasonably requested by any other party, without further consideration, perform, execute, acknowledge or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement.

7.02           SURVIVAL AND BENEFIT.

(a)          Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of any party, or in any instruments delivered pursuant hereto or in connection herewith, shall  survive the Closing Dates for a period of one (1) year.

(b)          The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

(c)          This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that each of the parties has contributed substantially and materially to the preparation of this Agreement.

7.03           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Seller:	Sun Home Services, Inc.
c/o Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Attn: Jonathan Colman

With a copy to:	Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034

Attn: Mark P. Krysinski

If to Purchaser:	UMH Properties, Inc.
3499 Juniper Business Plaza, Suite 3C
Freehold, NJ 07728
Attn: Craig Koster, General Counsel

With a copy to:	James D. Bogar, Attorney at Law
One West Main Street
Shiremanstown, PA 17011
Attn: James D. Bogar and Lauren E. Kays

7.04           Expenses.  Except as otherwise provided herein, each party shall pay its own fees and expenses incurred in connection with this Agreement.

7.05           Entire Agreement.  This Agreement (together with the exhibits hereto) and the Ancillary Agreements constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.  There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof.  None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

7.06           Amendment and Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties. The parties agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver of or serve as a bar to the subsequent enforcement of such provision or obligation or any other provisions or obligations under this Agreement.

7.07           Assignment; Binding Effect.  No party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other parties.  The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and permitted assigns.

7.08           Controlling Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflicts of law principles.

7.09           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

[Signatures on the Next Page]

(Exhibit 10.2)

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first written above.

SELLER:

Sun Home Services, Inc.,
a Michigan corporation

By:
Name:	Jonathan M. Colman
Title:	Executive Vice President

PURCHASER:

UMH Properties, Inc.,
a Maryland corporation

By:
Name:	Craig Koster
Title:	General Counsel

Exhibit A

Data Tape for MH Contracts

[See Attached]

2

Exhibit B

Inventory

[See Attached]

3

Exhibit C

MH Leases

[See Attached]

4

Exhibit D

21st Mortgage MH Contracts

[See Attached]

5

Exhibit E

Limited Power of Attorney

POWER OF ATTORNEY

The undersigned, Sun Home Services, Inc., a Michigan corporation (“Seller”), hereby constitutes and appoints: __________________________________ (referred to herein as "Attorney"), its true and lawful attorney-in-fact and agent with power and authority to do any and all acts and things reasonably necessary to transfer into the name of ______________________________________ ("Purchaser"), title to the items shown on Exhibit "A" attached hereto (the "Inventory") which have been sold by Seller to Purchaser (as defined below) on which Seller, Seller’s affiliates or their predecessors in interest are listed as title holder, which authorized acts shall include, but not be limited to, the following:

a)	Sign and file certificates of title, assignments of title, transfers of title or registration or similar forms with respect to any manufactured homes or other titled personal property;

b)	All other documents which Purchaser may from time to time deem necessary to transfer title or perfect in property;

c)	Endorse for transfer to Purchaser the certificates of title; and

d)
Execute and deliver any and all instruments and take any and all further action in the name of and on behalf of Seller as may be required or deemed desirable to accomplish transfer of title to the Inventory to Purchaser by requisite governmental authorities and carry out the purpose of the Power of Attorney.

Attorney is hereby empowered to do any and all lawful action required for affecting the transfers of title to the Inventory to Purchaser by requisite governmental authorities, and Seller hereby ratifies and confirms any and all lawful acts that Attorney shall do pursuant to and conformity with the Power of Attorney. Seller further grants unto Attorney full authority and power to do and perform any and all acts necessary or incident to the execution of the powers herein expressly granted, as the Seller could do if personally present.

To induce any third party to act hereunder, Seller hereby agrees that any third party receiving a duly executed copy or facsimile of this instrument may act hereunder and that revocation or termination hereof shall be ineffective as to such third party unless and until actual notice of knowledge of such revocation or termination shall have been received by such third party, and Seller for themselves and for their legal representatives, successors and assigns hereby agree to indemnify and hold harmless any such third party by reason of such third party having relied on the provisions of this instrument.

Seller has given this Power of Attorney in connection with the sale of the Inventory pursuant to that certain Agreement of Sale dated __________________ (the "Main Purchase Agreement") between Seller and Purchaser.

This Power of Attorney coupled with an interest in the transaction, is irrevocable and shall terminate six (6) months after the date hereof.

Seller executes this Power of Attorney with the intent to be legally bound hereby and with the intent that the execution shall have the full dignity afforded by the accompanying witnessing and notarization and all lesser dignity resulting from the absence of such witnessing and notarization or any combination thereof.

[Signature Page Attached]

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[Signature Page to Power of Attorney]

Dated: ____________, 2015

SUN HOME SERVICES, INC.,
a Michigan corporation

By:
Name:
Title:

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Exhibit A

Inventory

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